March 21, 2019

Brett Brown
[Address]

Dear Brett:

We are pleased to offer you the role of executive vice president and chief financial officer reporting to Chris Benjamin, president and chief executive officer, subject to the approval of the Alexander & Baldwin, Inc. Board of Directors:

1.	Your initial salary will be $33,333.34 per month which, when annualized, is $400,000 per year. Your employment with us will commence on a mutually agreeable date.

2.
You will be eligible to participate, on a pro-rata basis depending on your start date, in the 2019 Alexander & Baldwin, Inc. Performance Improvement Incentive Plan (“PIIP”) with a target pool funding percentage of 70% ($280,000 based on your current salary). Your award pool funding ranges from 0% - 200% of target depending on Company performance. Individual awards can be further modified from 0% - 150% of the pool funding level.

3.
You will receive, subject to approval by the Compensation Committee of the Board of Directors of Alexander & Baldwin, Inc., a long-term incentive grant (to be valued at $500,000) in July 2019. The grant will be comprised of 50% time-based restricted stock units that vest in equal annual parts over three years and 50% performance-based stock units that have concurrent vesting and performance periods of three years (“cliff vesting”). The earn-out of the performance-based units will be based on relative total shareholder return (“TSR”). A more detailed description of the earn-out opportunities will be provided under separate cover.

4.
The Company will provide concierge relocation support and payment of approved relocation expenses up to $50,000, with such specific structure and details, including tax gross up, to be discussed with the senior vice president, human resources. To further help defray relocation-related costs, you will receive a $25,000 signing bonus within 30 days of your start date. If you voluntarily resign from your position or your employment is terminated for cause within a 2-year period after your date of hire, you must reimburse the Company for these payments based on the following schedule:

Completed Term of Employment	Reimbursement to Company
Up to 8 months	100%
9 to 16 months	67%
17 to 24 months	33%
More than 24 months	0%

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com

5.	You will be eligible, on the appropriate dates following employment, to participate in the following benefit plans:

a.	Alexander & Baldwin, Inc. Retirement Plan for Salaried Employees:

The A&B Retirement Plan for Salaried Employees is designed to provide eligible employees with a reliable source of income. The Plan is fully paid for and invested by A&B.

Once you become eligible for the Plan after one year of service, you will receive annual Pay Credits equal to 5% of your eligible compensation. Your first Pay Credit allocation will include retroactive Pay Credits for compensation from your date of hire. An annual Interest Credit also will be applied based on your Plan Account balance and the interest-crediting rate.

You will be vested in your Pension Plan benefit after three years of service (starting from your hire date). Benefits are payable either in the form of a lump sum payout or monthly payments (an annuity) after you leave the Company.

b.	A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-Bargaining Unit Employees.

401(k)

The Company provides for discretionary matching 401(k) contributions once you become eligible for the Plan after one year of service. For 2019, the Company will match up to 3% of base salary, subject to the IRS maximum compensation limit.

Profit Sharing

In addition, the Company may make a contribution to the Plan once you become eligible for the Plan after one year of service. The amount may vary from year to year. For 2019, if Company performance targets are met, gain sharing contributions of 1%, 3% and 5% (threshold, target, and maximum, respectively) will be made to the Plan.

c.
Alexander & Baldwin, LLC Flexible Benefits Program and Alexander & Baldwin, LLC Group Health and Welfare Benefit Plan for Salaried Non-Bargaining Unit Employees and Certain Bargaining Unit Employees, which cover the following:

i.	Medical

ii.	Dental

iii.	Group Life Insurance

iv.	Long Term Care

v.	Long Term Disability Insurance

vi.	Accidental Death & Dismemberment Insurance

vii.	Business Travel Accident Insurance

viii.	Flex-Reimbursement Accounts

ix.	Pre-tax Transportation Benefit

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com

6.	This offer of employment is contingent upon the following:

a.	Board approval of title.

b.	Compensation Committee approval of compensation.

c.	Your satisfactorily passing a pre-employment drug screen, which will be arranged by the Company, to be administered within 48 hours of accepting our offer.

d.	Reference and background checks satisfactory to the Company.

e.	Your ability to provide satisfactory documentary proof of your identity and right to work in the United States on your first day of employment.

f.	Return of the copy enclosed with this letter, signed by you without modification, to my attention no later than close of business on March 25, 2019, at which time this offer will expire.

Your employment will be at-will, which means your employment is for no definite period of time and that either you or the Company may terminate your employment at-will, at any time, with or without reason. No communication, whether written or oral, shall supersede, or alter, the at-will status of your employment, unless authorized in writing by the chief executive officer of A&B or a vice president of A&B. This position is exempt from minimum wage and overtime requirements of the Fair Labor Standards Act and State law, and is not eligible for overtime compensation.

I am confident you will contribute significantly to the Company’s success and will find your assignments with the Company both challenging and rewarding. I look forward to working with you.

To accept this offer, please sign and date the enclosed duplicate.

Very truly yours,

/s/ Alexina Chai
Alexina Chai
Senior Vice President, Human Resources

Accepted:

/s/ Brett Brown                    3/25/19
Brett Brown                    Date

822 Bishop Street Honolulu, Hawaii 96812 p (808) 525-6611 f (808) 525-6652 alexanderbaldwin.com